Exhibit 10.3

Vertragsänderung	Contract Amendment
Dies ist eine Vertragsänderung des zwischen Franklin Electronic Publishers (Deutschland) GmbH (im Folgenden die „Gesellschaft” genannt) und Herrn Walter Schillings am 11.03.1996 geschlossenen Dienstleistungsvertrages, welcher bereits durch die Änderungsvereinbarungen vom 01.10.1999, 15.02.2000 und 05.12.2002 modifiziert wurde.	This agreement constitutes an amendment to the Contract of Employment concluded on March 11, 1996 between Franklin Electronic Publishers (Deutschland) GmbH (hereinafter “Company”) and Mr. Walter Schillings, which has already been modified by way of amendments agreed on October 1, 1999, February 15, 2000 and December 5, 2002.

Grund der erneuten Vertragsänderung ist unter anderem die Verlängerung des Dienstvertrages	The reason for renewed amendment of the contract is, among other things, to extend the Contract of Employment.

I. Änderungsbestimmungen	I. Amendment Provisions

Die Parteien vereinbaren, dass der Dienstleistungsvertrag wie folgt geändert werden soll:	The parties hereby agree that the Contract of Employment shall be amended as follows:

Der Vertrag von Herrn Schillings wird beginnend am 15.02.2006 um weitere drei Jahre verlängert und endet somit mit Ablauf des 14.02.2009.	As of February 15, 2006, the contract with Mr. Schillings shall be extended for a further three (3) years and shall therefore terminate upon expiry of February 14, 2009.

II. Konkretisierung der Verlängerung und der Abfindungsbestimmungen	II. Definition of the Extension and Compensation Provisions

§ 1 der Änderung des Dienstvertrages vom 05.12.2002 wird hiermit vollumfänglich aufgehoben und durch folgende Bestimmung ersetzt:	Clause 1 of the Amendment to the Contract of Employment dated December 5, 2002 is hereby rescinded in full and shall be replaced by the following provision:

A. Der Dienstleistungsvertrag ist zum Ende der vorstehend festgelegten Laufzeit beidseitig unter Einhaltung einer Frist von sechs Monaten vor	A. The Contract of Employment may be terminated by either party upon expiry of the term stipulated hereinabove subject to a notice period of six

Ablauf der Laufzeit kündbar. Eine Kündigung muss also am 15.08.2008 (im Folgenden „Verlängerungstermin” genannt) zugehen. Eine Kündigung kann auch früher ausgesprochen werden. Dies ändert jedoch nichts am Beendigungszeitpunkt.

(6) months to the end of such term. Notice shall therefore be received by August 15, 2008 (hereinafter “Extension Date”). Notice may also be issued at an earlier date. This shall not however have any effect on the termination date.

Im Falle des Ausspruchs einer Kündigung durch die Gesellschaft zahlt die Gesellschaft Herrn Schillings nach Ablauf der oben genannten Laufzeit eine Abfindung in Höhe von sechs Monatsgehältern. Diese sechs Monatsgehälter bemessen sich nach dem durchschnittlichen Monatsgehalt, das sich aus dem Jahresgehalt des Vorjahres (ohne Tantiemen) bemisst. Eine solche Abfindungszahlung ist nur dann zu leisten, wenn während der Laufzeit gemäß dieses Vertrages Herr Schillings alle Geschäftsführungsaufgaben und die geschäftlichen Pflichten ordnungsgemäß erfüllt hat bzw. wenn er sie bis zu diesem Zeitpunkt, zu welchem die Gesellschaft Herrn Schillings von seinen Verpflichtungen zur Erfüllung der entsprechenden Aufgaben freigestellt hat, ordnungsgemäß erfüllt hat und die Freistellung durch ein vom Präsidenten und Vorsitzenden der Geschäftsleitung der Muttergesellschaft der Franklin Electronic Publishers, Inc. unterzeichnetes Schreiben erklärt wird. Diese Ziffer A. findet keine Anwendung für den Fall, dass der Vertrag wegen eines wichtigen Grundes im Sinne der Ziffer 2. des Vertrages vom 05.12.2002 gekündigt wird, oder weil die Kündigung wegen eines „Wechsels in der Unternehmensstruktur” bei der

In the event that notice is issued by the Company, the Company shall pay to Mr. Schillings compensation amounting to six (6) months´ salary upon expiry of the aforesaid term. Such six months´ salary shall be determined in accordance with the average monthly salary calculated on the basis of the previous year´s annual salary (excluding bonuses). Such severance payment shall not be payable unless Mr. Schillings duly performs all management assignments and business duties during the term pursuant to the present agreement, or unless he duly performs the same until the date on which the Company releases Mr. Schillings from his obligations to perform the relevant assignments and notice of such release is signed by the President and Chairman of the Executive Board of the parent company Franklin Electronic Publishers, Inc. The present Clause A. shall not apply in the event that the contract is terminated for important cause, as defined under Clause 2. of the contract of December 5, 2002, or if notice is given on the grounds of a “change in the corporate structure” of Franklin Electronic Publishers, Inc. as defined under Clause 3 of the Amendment Agreement dated December 5, 2002. (The date on which Mr. Schillings receives such notification on the grounds of a change in the corporate structure shall hereafter be referred to as “Date of Release”).

Franklin Electronic Publishers, Inc. i.S.d. § 3 der Änderungsvereinbarung vom 05.12.2002 erfolgt. (Der Zeitpunkt, in welchem Herr Schillings ein solches Schreiben wegen Änderung der Unternehmensstruktur erhält, wird im Folgenden als „Freistellungstermin” bezeichnet).

Des Weiteren entfällt eine Abfindungszahlung für den Fall, dass nach Ausspruch einer Kündigung, die grundsätzlich gemäß dieser Ziffer A. zu einer Abfindung berechtigt, eine weitere Kündigung entweder aus wichtigem Grund oder wegen eines „Wechsels in der Unternehmensstruktur” ausgesprochen wird.

Furthermore, no severance payment shall be due in the event that following issue of notice which in principle confers a right to compensation pursuant to this Clause A., additional notice is issued either for important cause or on the grounds of a “change in the corporate structure”.

B.      Falls die Gesellschaft Herrn Schillings vor dem Verlängerungstermin kein schriftliches Angebot zur Verlängerung des Dienstvertrages mit diesem Änderungsvertrag zu vergleichbaren Bedingungen unterbreitet hat und unter der Voraussetzung, dass Herr Schillings bis zum Ende der neuen Laufzeit oder gegebenenfalls bis zu einem früheren Freistellungstermin alle ihm gemäß dem Dienstvertrag obliegenden Geschäftsführungsaufgaben und Geschäftsführungspflichten ordnungsgemäß erfüllt hat, zahlt die Gesellschaft Herrn Schillings die Abfindung am Ende der neuen Laufzeit, sofern die Parteien vor dem Ende oder zum Ende der neuen Laufzeit nicht schriftlich die Weiterbeschäftigung von Herrn Schillings bei der Gesellschaft nach dem Ende der neuen Laufzeit vereinbart haben.

B.      If prior to the Extension Date the Company has not made Mr. Schillings an offer to extend the Contract of Employment based on conditions comparable with the present amendment agreement and provided that Mr. Schillings duly performs all management assignments and management duties incumbent upon him pursuant to the Contract of Employment until expiry of the new term or until any earlier Date of Release if appropriate, the Company shall pay compensation to Mr. Schillings upon expiry of the new term, unless the parties agree in writing, either prior to or upon expiry of the new term, to continue Mr. Schillings´ employment with the Company following expiry of such new term.

C.      Kommt zwischen den Parteien keine schriftliche Vereinbarung über die Verlängerung des Dienstleistungsvertrages zustande, die spätestens zum Verlängerungstermin vollständig abgeschlossen und beiden Parteien zugegangen ist, gilt:

C.      Should the parties fail to reach written agreement on an extension of the Contract of Employment and no such agreement has been concluded in its entirety and received by each party not later than the Extension Date, the following shall apply:

i) Der Dienstleistungsvertrag endet mit Ablauf der neuen Laufzeit, also am 15.02.2009 und	i) The Contract of Employment shall terminate upon expiry of the new term, i.e. as of February 15, 2009 and

ii)     Sofern der Dienstleistungsvertrag während der Laufzeit zwischen dem 16.08.2008 und dem Ende der neuen Laufzeit (Übergangszeit) auf Veranlassung der Gesellschaft durch Zustellung einer schriftlichen Kündigung an Herrn Schillings zu einem Zeitpunkt gekündigt wurde, der vor dem Ende der neuen Laufzeit liegt (früherer Kündigungszeitpunkt), so obliegt es Herrn Schillings, während der Übergangszeit bis zum früheren Kündigungszeitpunkt weiterhin alle ihm gemäß dem Dienstleistungsvertrag obliegenden Geschäftsführeraufgaben und geschäftlichen Pflichten zu erfüllen. Die Gesellschaft ist verpflichtet, Herrn Schillings sein zu diesem Zeitpunkt bestehendes Gehalt weiterzuzahlen. Weiter zahlt die Gesellschaft Herrn Schillings anstelle der Abfindung nach Maßgabe des obigen Abschnitts A. oder B. die Abfindung am oder nach dem früheren Kündigungszeitpunkt unter der Voraussetzung, dass Herr Schillings seine Aufgaben und Pflichten in Übereinstimmung mit obigen Bestimmungen erfüllt.

ii)     in the event that the Contract of Employment is terminated on the part of the Company during the period between August 16, 2008 and expiry of the new term (Interim Period) by serving written notice on Mr. Schillings effective as of a date prior to expiry of the new term (Earlier Notice Date), Mr. Schillings shall be obliged to continue to perform all management assignments and business duties incumbent upon him pursuant to the Contract of Employment during the Interim Period until such Earlier Notice Date. The Company shall be obliged to continue to pay Mr. Schillings the salary prevailing at such time. Furthermore, the Company shall pay the compensation to Mr. Schillings on or after the Earlier Notice Date instead of compensation pursuant to the preceding Clauses A. or B., provided that Mr. Schillings performs his assignments and duties in accordance with the preceding provisions.

D. Im Falle einer berechtigten fristlosen Kündigung aus wichtigem Grund ist eine Abfindungszahlung an Herrn Schillings ausgeschlossen.	D. In the event of justified termination without notice for important cause, any and all severance payments to Mr. Schillings shall be ruled out.

III.	III.

Einschränkung der Abfindungsbestimmung: Die Parteien kommen überein, dass § 2 und § 3 der Änderung des Dienstleistungsvertrages vom 05.12.2002 hiermit jeweils wie folgt eingeschränkt werden: Die Gesellschaft ist in keinem Fall zu einer Zahlung gemäß § 2 oder § 3 der Änderung des Dienstleistungsvertrages vom 05.12.2002 verpflichtet, wenn (i) der Dienstleistungsvertrag während des Verlängerungstermins auf Veranlassung der Gesellschaft gekündigt wird und (ii) die Gesellschaft Herrn Schillings eine Abfindung nach Maßgabe von Abschnitt 1A, 1B oder 1C dieser Änderung zahlt, oder wenn Herr Schillings nicht alle ihm gemäß Abschnitt 1A, 1B oder 1C dieser Änderung obliegenden Geschäftsführungsaufgaben und geschäftlichen Pflichten zufriedenstellend erfüllt.	Limitation on Severance Provisions: The parties agree that Section 2 and Section 3 of the 5 December 2002 Amendment to the Service Agreement each are hereby limited as follows: In no case shall any payment be due under Section 2 or Section 3 of the 5 December 2002 Amendment from Franklin to Mr. Schillings in the case in which (i) the Service Agreement is terminated after the Extension Date on the initiation of Franklin and (ii) Franklin pays the Severance to Mr. Schillings pursuant to paragraph 1A, 1B, or 1C of this Amendment or Mr. Schillings fails satisfactorily to perform all of the management duties and responsibilities that are required to be performed pursuant to paragraph 1A, 1B, or 1C of this Amendment

IV.	IV.

Gehalt von Herrn Schillings: Abschnitt III (1) des Dienstleistungsvertrages wird wie folgt geändert: Während der neuen Laufzeit zahlt die Gesellschaft Herrn Schillings zur Abgeltung seiner vertraglichen Dienste ein jährliches Bruttogehalt in Höhe von EUR 148.000,00, das jeweils monatlich im Nachhinein zu entrichten ist. Während der neuen Laufzeit hat Herr Schillings die Möglichkeit, zusätzlich zu seiner Vergütung jährliche Leistungszulagen zu erhalten, die gegebenenfalls vom Präsidenten und Vorsitzenden der Geschäftsleitung der Muttergesellschaft Franklin Electronic Publishers, Inc. nach dessen freiem Ermessen bestimmt werden.	Salary of Mr. Schillings: Section III (1) of the Service Agreement is amended as follows: During the New Term, the Company shall pay Mr. Schillings by way of remuneration for his service under this Agreement a gross salary at the rate of 148,000 euros per annum, paid monthly in arrears. During the New Term, Mr. Schillings shall be eligible to be considered to receive annual merit increases in connection with his remuneration hereunder as may be determined by the President and Chief Executive Officer of Franklin Electronic Publishers, Inc., parent of the Company, in his full discretion.

Ort, Datum Illegible, June 19, 2006	Place, date

/s/ Walter Schillings

/s/ Barry Lipsky

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